Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Synopsys, Inc.:

        We consent to the incorporation herein by reference of our reports dated November 20, 2002, except as to Note 13, which is as of January 13, 2003, relating to the consolidated balance sheets of Synopsys, Inc. and subsidiaries as of October 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended October 31, 2002, and the related consolidated financial statement schedule, which reports appear in the annual report on Form 10-K of Synopsys, Inc.

/s/ KPMG LLP
Mountain View, California September 4, 2003